DIAMOND SHAMROCK, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(dollars in millions)

                                   Three Months
                                   Ended Mar. 31,      Year Ended December 31,
                                   1996   1995    1995   1994   1993   1992   1991
Income from continuing
  operations, before income taxes  $12.4  $ 9.1   $73.7  $125.8  $57.5  $44.0  $ 57.7

Fixed Charges:
  Interest Expense                  18.5   11.4    47.4    43.3   40.6   40.5    37.7
  Capitalized interest               1.2    1.1     6.8     2.3    6.1    6.1     2.5
  One-third of rental expense(1)     4.6    2.5    11.2     9.7    7.3    7.6     8.2
  Dividend requirement on pre-
    ferred stock(2)                  1.6    1.5     5.8     6.0    3.4     -       -
Total Fixed Charges                 25.9   16.5    71.2    61.3   57.4   54.2    48.4
Less capitalized interest            1.2    1.1     6.8     2.3    6.1    6.1     2.5
  Less dividend requirement on
    preferred stock(2)               1.6    1.5     5.8     6.0    3.4     -       -
Adjustment to income                23.1   13.9    58.6    53.0   47.9    8.1    45.9
Income, as adjusted                $35.5  $23.0  $132.3  $178.8 $105.4  $92.1  $103.6
Ratio of Earnings to Fixed Charges   1.4    1.4     1.9     2.9    1.8    1.7     2.1

(1) The amount deemed by the Company to represent the interest portion of such expense.
(2) The preferred stock dividend requirement has been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.



DIAMOND SHAMROCK, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   Three Months
                                   Ended Mar. 31,        Year Ended December 31,
                                   1996   1995     1995  1994    1993   1992    1991
Income from continuing
  operations, before income taxes  $12.4  $ 9.1   $ 73.7  $125.8  $ 57.5  $44.0 $ 57.7

Fixed Charges:
  Interest Expense                  18.5   11.4     47.4    43.3    40.6   40.5   37.7
  Capitalized interest               1.2    1.1      6.8     2.3     6.1    6.1    2.5
  One-third of rental expense(1)     4.6    2.5     11.2     9.7     7.3    7.6    8.2
Total Fixed Charges                 24.3   15.0     65.4    55.3    54.0   54.2   48.4
  Less capitalized interest          1.2    1.1      6.8     2.3     6.1    6.1    2.5
Adjustment to income                23.1   13.9     58.6    53.0    47.9   48.1   45.9
Income, as adjusted                $35.5  $23.0   $132.3  $178.8  $105.4  $92.1 $103.6
Ratio of Earnings to Fixed Charges   1.5    1.5      2.0     3.2     2.0    1.7    2.1

(1) The amount deemed by the Company to represent the interest portion of such expense.


W3138.TW